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                          AMENDED ARTICLES OF INCORPORATION

                                          OF

                                 CINCINNATI BELL INC


                                    April 28, 1997


     FIRST:  The name of the corporation is CINCINNATI BELL INC.

     SECOND: The place in Ohio where its principal office is located is Cincinnati, Hamilton County.

     THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH: The number of shares that the corporation is authorized to have outstanding is 480,000,000 common shares, $1.00 par value (classified as "Common Shares"), 4,000,000 voting preferred shares without par value (classified as "Voting Preferred Shares") and 1,000,000 non-voting preferred shares without par value (classified as "Non-Voting Preferred Shares"). The preferred shares of both classes are collectively referred to herein as "Preferred Shares". The express terms of the shares of each of such classes are as follows:

    1. Preferred Shares may be issued from time to time in one or more series. All Preferred Shares of all series shall rank equally and be identical in all respects except that only Voting Preferred Shares shall be voting shares and except that the board of directors is authorized to adopt amendments to the Amended Articles in respect of any unissued or treasury Preferred Shares and thereby to fix or change, to the full extent now or hereafter permitted by the laws of Ohio, the division of such shares into series and the designation and authorized number of shares of each series and, subject to the provisions of this Article Fourth, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations as between series and specifically is authorized to fix or change with respect to each series:

         (a) the dividend rate on the shares of such series, the dates of payment of such

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         dividends, and the date or dates from which such dividends shall be cumulative;

         (b) the times when, the prices at which, and all other terms and conditions upon which, shares of such series shall be redeemable;

         (c) the amounts which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding up of the corporation, which amounts may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

         (d) whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of such fund or funds;

         (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or series and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

         (f) the restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase or other acquisition of, Common Shares;

         (g) the restrictions, if any, upon the creation of indebtedness, and the restrictions, if any, upon the issue of shares of such series or of any additional shares ranking on a parity with or prior to the shares of such series in addition to the restrictions provided for in this Article Fourth; and

         (h) such other rights, preferences and limitations as shall not be inconsistent with this Article Fourth.

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         All shares of any particular series shall rank equally and be identical in all respects except that shares of any one series issued at different times may differ as to the date from which dividends shall be cumulative.

    2. Dividends on Preferred Shares of each series shall be cumulative from the date or dates fixed with respect to such series and shall be paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (other than dividends payable in Common Shares) shall be declared or paid or set apart for payment on Common Shares. Whenever, at any time, full cumulative dividends for all past dividend periods and for the current dividend period shall have been paid or declared and set apart for payment on all then outstanding Preferred Shares and all requirements with respect to any purchase, retirement or sinking fund or funds for all series of Preferred Shares shall have been complied with, the board of directors may declare dividends on Common Shares, and Preferred Shares shall not be entitled to share therein.

    3. Upon any liquidation, dissolution or winding up of the corporation, the holders of Preferred Shares of each series shall be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of the corporation shall be made to or set apart for the holders of Common Shares, and after such payments shall have been made in full to the holders of Preferred Shares, the holders of Common Shares shall be entitled to receive any and all assets remaining to be paid or distributed to shareholders, and the holders of Preferred Shares shall not be entitled to share therein.
    For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the corporation or a consolidation or merger of the corporation with one or more other corporations (whether or not the corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

    4. Each outstanding Common Share and each outstanding Voting Preferred Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action, subject to the provisions of law from time to time in effect with respect to cumulative voting. Except as otherwise required by law or by this Article Fourth, Non-Voting Preferred Shares

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    shall not entitle the holders thereof to vote, consent, waive, release or otherwise act on any question or in any proceeding or to be represented at or receive notice of any meeting of shareholders.

    5. So long as any Preferred Shares are outstanding, the corporation will not (a) without the affirmative vote or consent of the holders of at least two-thirds of all Preferred Shares at the time outstanding, (1) authorize shares ranking prior to Preferred Shares or (2) change any provision of this Article Fourth so as to affect adversely Preferred Shares; (b) without the affirmative vote or consent of the holders of at least two-thirds of any series of Preferred Shares at the time outstanding, change any of the provisions of such series so as to affect adversely the shares of such series; or (c) without the affirmative vote or consent of the holders of at least a majority of all Preferred Shares at the time outstanding, (1) increase the authorized number of Preferred Shares or (2) authorize shares of any other class ranking on a parity with Preferred Shares.

    6. Whenever, at any time or times, dividends payable on Preferred Shares shall be in default in an aggregate amount equivalent to six full quarterly dividends on any series of Preferred Shares at the time outstanding, the number of directors then constituting the board of directors of the corporation shall ipso facto be increased by two, and the outstanding Preferred Shares shall, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect two directors of the corporation to fill such newly created directorships, and such right shall continue until such time as all dividends accumulated on all Preferred Shares to the latest dividend payment date shall have been paid or declared and set apart for payment.

    7. If the amounts payable with respect to any requirement to retire Preferred Shares are not paid in full with respect to all series as to which such requirement exists, the number of shares to be retired in each series shall be in proportion to the amounts which would be payable on account of such requirement if all amounts payable were paid in full.

    8.  No holder of shares of any class shall have any preemptive rights.

    9. Of the 4,000,000 Voting Preferred Shares of the corporation, 2,000,000 shall constitute a series of Voting Preferred Shares designated as Series A Preferred Shares (the "Series A Preferred Shares") and have, subject and in

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    addition to the other provisions of this Article Fourth, the following relative rights, preferences and limitations:

         (1)  DIVIDENDS AND DISTRIBUTIONS

              (A) Subject to the provisions of this Article Fourth, the holders of the Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, cumulative dividends in cash on the 1st day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction thereof, in an amount per share per quarter (rounded to the nearest cent) equal to the greater of (i) $20.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares, by reclassification or otherwise), declared on the Common Shares, since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Series A Preferred Share or fraction thereof; PROVIDED THAT, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend on the Series A Preferred Shares of $20.00 per share shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. In the event the corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of the Series A Preferred Shares were entitled immediately prior to such event under clause (ii) of the next preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares

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              outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

              (B) The Board of Directors may fix a record date for the determination of holders of the Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof. Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of the Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         (2) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, then, subject to the provisions of this Article Fourth, the holders of the Series A Preferred Shares shall be entitled to receive, from the assets of the corporation available for distribution to shareholders, an amount equal to all dividends accumulated to the date of final distribution plus an amount equal to the greater of
              (A) $125.00 per share or (B) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, of 100 times the aggregate amount to be distributed per share to holders of Common Shares. All such preferential amounts shall be paid or set apart for payment before the payment or setting

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              apart for payment of any amount for, or the distribution of any assets of the corporation to, the holders of any class of shares ranking junior as to assets to the Series A Preferred Shares, or the holders of any series of Preferred Shares ranking junior as to assets to the Series A Preferred Shares. In the event the corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of the Series A Preferred Shares were entitled immediately prior to such event under clause (B) of the next preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (3) REDEMPTION. The Series A Preferred Shares shall not be redeemable.

         (4) VOTING RIGHTS. Subject to the provisions of this Article Fourth, each Series A Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the corporation. The holders of fractional Series A Preferred Shares shall not be entitled to any vote on any matter submitted to a vote of the shareholders of the corporation.

         (5)  CERTAIN RESTRICTIONS.

              (A) Subject to the provisions of this Article Fourth, whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Series A Preferred Shares shall have been paid in full, the corporation shall not:

                   (i) declare or pay dividends on, or make any other distributions on, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

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                   (ii)  redeem, purchase or otherwise acquire for
                   consideration shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares; PROVIDED THAT the corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares;

                   (iii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                   (iv) purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of the corporation unless the corporation could, pursuant to paragraph (A) of this subparagraph 5, purchase or otherwise acquire such shares at such time and in such manner.

         (6) REACQUIRED SHARES. Any Series A Preferred Shares purchased or otherwise acquired by the corporation in

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         any manner whatsoever shall be retired promptly after the
         acquisition thereof. All such shares shall upon their retirement become authorized but unissued Voting Preferred Shares and may be reissued as part of a new series of Voting Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         (7) CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the next preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

    10. Of the 4,000,000 Voting Preferred Shares of the corporation, 1,578,948 shall constitute a series of Voting Preferred Shares designated as 7.25% Cumulative Convertible Voting Preferred Shares (for the purposes of this paragraph 10, the "Preferred Shares") and have, subject and in addition to the other provisions of this Article Fourth, the following relative rights, preferences and limitations:

         1.  DIVIDENDS.

         (a) The holders of record of Preferred Shares shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors out

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         of assets of the corporation which are legally available for the payment of such dividends, at the annual rate of 7.25% per Preferred Share, and no more, payable quarterly on the first day of March, June, September and December in each year commencing on September 1, 1988. Dividends shall be cumulative and will accrue on each Preferred Share from the date of issue thereof. Dividends payable on Preferred Shares for any period less than a full quarter shall be computed on the basis of a 360-day year. Accrued but unpaid dividends shall not bear interest. So long as any Preferred Shares are outstanding, the corporation shall not declare, pay or set apart any dividend on the Common Shares or declare, make or set apart any distribution on the Common Shares unless concurrently therewith all dividends or distributions on Preferred Shares, through the date of such declaration, payment, making or setting apart of any dividend or distribution on the Common Shares, are declared, paid, made or set apart, as the case may be.

         (b) Subject to the limitations set forth in this subsection l(b), if because of Tax Law Changes (as defined below) holders of Preferred Shares would realize less or more after-tax yield from dividend payments on the Preferred Shares than would have been the case had such Tax Law Changes not occurred, then the rate of dividends will increase or decrease, as appropriate, so that the net after-tax yield to a holder of Preferred Shares would be the same as if there had been no Tax Law Changes. "Tax Law Changes" means any change, effective on or after July 22, 1988, in the Internal Revenue Code of 1986, as amended (the "Code"), or any other revenue statute of the United States, or the issuance of any regulation, ruling, administrative interpretation or judicial or other official interpretation, the effect of which is to reduce, eliminate or increase the dividends received deductions with respect to dividend payments on the Preferred Shares presently permitted by Section 243 of the Code; PROVIDED, HOWEVER, that any ruling, administrative, judicial or other interpretation which is based on the action or failure to act of a holder of the Preferred Shares (other than acquisition of the Preferred Shares) shall not be deemed to be a Tax Law Change. No adjustment is

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         to be made under this subsection l(b) for changes in the laws of any state or municipality.

         (c) If, as a result of the Preferred Shares being deemed to be debt, rather than equity for tax purposes (a "Debt/Equity Recharacterization"), a holder of record of Preferred Shares suffers an adverse tax effect as a result thereof, including the loss of the right to claim, being delayed in claiming, or suffering a disallowance of the dividend exclusion or other tax attribute that otherwise would be available to such holder if the Preferred Shares were treated as equity for tax purposes (any such event being referred to as a "Tax Loss"), then (i) the rate of dividends on the Preferred Shares paid by the corporation after an event of a Debt/Equity Recharacterization will increase so that the net after-tax yield from all Preferred Share dividend payments to such holder of Preferred Shares will be the same as if no Debt/Equity Recharacterization had occurred, and (ii) within 30 days after the mailing date of notice of a Tax Loss by a holder to the corporation, the corporation shall pay to a holder of Preferred Shares an amount equal to any additional tax liability owed by any such holder with respect to any dividend payments theretofore made by the corporation as to which a Tax Loss arose.

         (d) The corporation covenants that neither it nor any of its affiliates (within the meaning of Section 1504(a) of the Code) will at any time take any action, omit to take any action or file any return or document inconsistent with the treatment of the Preferred Shares as the equity for tax and accounting purposes, unless otherwise agreed to by a majority of the holders of record of Preferred Shares.

    2.   LIQUIDATION.

         Upon any liquidation, dissolution or winding up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of the Preferred Shares shall be entitled, before any distribution or payment is made upon any Common Shares, to be paid an amount equal to $38.00 per share, plus an amount equal to dividends accrued and unpaid to the date of such payment (unless such liquidation,

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         dissolution or winding up is the result of a transaction giving rise to rights under Section 9 of the Preferred Shares Purchase Agreement dated July 22, 1988 (the "Purchase Agreement") between the corporation and The Western and Southern Life Insurance Company, in which case holders of Preferred Shares may elect to enforce any rights thereunder), or, in the event that the assets of the corporation remaining after such payment or provision for payment of the debts and other liabilities of the corporation are insufficient to permit such payment in full to the holders of the Preferred Shares, such holders shall be entitled to share pro rata in the distribution of such remaining assets of the corporation; and the holders of Preferred Shares shall not be entitled to any further payment, such amounts being herein sometimes referred to as the "Liquidation Payments". Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said sums shall be payable and containing a statement of or reference to the conversion right set forth in Section 3, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Preferred Shares, such notice to be addressed to each stockholder at his post office address as shown by the records of the corporation.

    3.   CONVERSION.

         (a) CONVERSION. The holder of any Preferred Shares shall have the right, at any time and from time to time, to convert all or any of such shares into fully-paid and nonassessable Common Shares of the corporation at the Conversion Rate of one of Common Share per Preferred Share or at the Conversion Rate that results from making the adjustments specified in subsection 3(b) below. To the extent permitted by law, when Preferred Shares are converted, all dividends accrued and unpaid on the Preferred Shares so converted to the date of conversion (whether or not currently payable) shall be immediately due and payable and must accompany the Common Shares issued upon such conversion.

         In order to exercise the conversion right, the holder of Preferred Shares shall surrender the

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         certificate representing such shares at the principal office of the corporation or at such other office of the corporation specified for such purpose together with written notice to the corporation of the number of Preferred Shares which the holder elects to convert, and written instructions regarding the registration and delivery of certificates for Common Shares acquired thereby. The person entitled to receive Common Shares issuable upon conversion shall be deemed to have become the holder of record of such shares at the close of business on the date upon which the conversion right is so exercised. If any certificate representing Preferred Shares shall have been converted in part, the holder shall be entitled to a new certificate representing the Preferred Shares not converted.

         (b) ADJUSTMENT OF CONVERSION RATE. The Conversion Rate shall be subject to adjustment as follows:

              (i) If the corporation shall declare and pay to the holders of Common Shares a dividend or other distribution payable in Common Shares, the holders of Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such Preferred Shares had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

              (ii) If the corporation shall subdivide the outstanding Common Shares into a greater number of Common Shares, or combine the outstanding Common Shares into a lesser number of shares, or issue by reclassification of its Common Shares any shares of the corporation, the Conversion Rate in effect immediately prior thereto shall be adjusted so that each holder of Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares or other shares which such holder would have owned or been entitled to receive after the happening of any of the events described above if such Preferred

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              Shares had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

              (iii) If the corporation shall issue or sell any Common Shares for a consideration per share less than the Current Market Price of the Common Shares, then the Conversion Rate shall be adjusted to the number determined by multiplying the Conversion Rate in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to the issuance or sale of such Common Shares plus the number of such Common Shares so issued or sold, and the denominator of which shall be the number of Common Shares outstanding immediately prior to the issuance or sale of such Common Shares plus the number of Common Shares which the aggregate consideration for such Common Shares so issued or sold would purchase at a consideration per share equal to Current Market Price. For the purpose of this subsection 3(b)(iii), the date as of which such Current Market Price shall be computed shall be the earlier of (x) the date on which the corporation shall enter into a firm contract for the issuance or sale of such Common Shares or (v) the date of the actual issuance or sales of such shares.

              (iv) If the corporation shall issue or sell any warrants or options or other rights entitling the holders thereof to subscribe for or purchase either any Common Shares or evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Common Shares (such convertible or exchangeable evidences of indebtedness, shares of stock or other securities hereinafter being called "Convertible Securities"), and the consideration per share for which Common Shares may at any time thereafter be issuable pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities (when

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              added to the consideration per Common Share, if any, received for such warrants or other rights), shall be less than the Current Market Price of the Common Shares at the date of such issue or sale, then the Conversion Rate applicable to such series shall be adjusted as provided in subsection 3(b)(iii) on the basis that
              (x) the maximum number of Common Shares issuable pursuant to all such warrants or other rights or necessary to affect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (y) the aggregate consideration for such maximum number of Common Shares shall be deemed to be the minimum consideration received and receivable by the corporation for the issuance of such Common Shares (plus the consideration, if any, received for such warrants or other rights) pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities.

              (v) If the corporation shall issue or sell Convertible Securities and the consideration per share for which Common Shares may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Current Market Price of the Common Shares at the date of such issue or sale, then the Conversion Rate applicable to such series shall be adjusted as provided in subsection 3(b)(iii) on the basis that (x) the maximum number of Common Shares necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (y) the aggregate consideration for such maximum number of Common Shares shall be deemed to be the minimum consideration received and receivable by the corporation for the issuance of such Common Shares pursuant to the terms of such Convertible Securities. No adjustment of such Conversion Rate shall be made under this subsection 3(b)(v) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to subsection 3(b)(iv).

              (vi) For the purposes of subsections 3(b)(iv) and 3(b)(v), the date as of which such Conversion Rate shall be computed shall be the earliest of (x) the date on which the corporation shall take a record of the holders of its Common Shares for the purpose of entitling them to receive any warrants or other rights referred to in subsection 3(b)(iv) or to receive any Convertible Securities, (y) the date on which the corporation shall enter into a firm contract for the issuance of such warrants or other rights or Convertible Securities or (z) the date of the actual issuance of such warrants or other rights or Convertible Securities.

              (vii) No adjustment of a Conversion Rate shall be made under subsection 3(b)(iii) upon the issuance of any Common Shares which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor), pursuant to subsections 3(b)(iv) or 3(b)(v).

              (viii) If any warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to subsection 3(b)(iv) or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to subsection 3(b)(v) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such warrants or other rights or Convertible Securities there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the affected Conversion Rate hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (x) eliminating from the computation any Common Shares corresponding to such warrants or other rights or conversion rights as shall have expired or terminated, (y) treating the Common Shares, if any, actually issued or issuable pursuant to the previous exercise of such warrants or other rights or of conversion rights pursuant to any Convertible Securities as having been issued for the consideration actually received and receivable therefor, and (z) treating any of such warrants or other rights or of conversion rights pursuant to any Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise conversion price as shall be in effect at the time; provided, however, that any consideration which was actually received by the corporation in connection with the issuance or sale of such warrants or other rights shall form part of the readjustment computation even though such warrants or other rights shall have expired without the exercise thereof.
              The Conversion Rate shall be adjusted as provided in subsection 3(b)(iii) as a result of any increase in the number of Common Shares issuable, or any decrease in the consideration payable upon any issuance of Common Shares, pursuant to any antidilution provisions contained in any warrants or other rights or in any Convertible Securities.

              (ix) To the extent that any Common Shares, any warrants or other rights to subscribe for or purchase any Common Shares, or any Convertible Securities shall be issued for a cash consideration, the consideration received by the corporation therefor shall be deemed to be the amount of the cash received by the corporation therefor, or, if such Common Shares, warrants or other rights or Convertible Securities are offered by the corporation for subscription, the subscription price, or, if such Common Shares, warrants or other rights or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof. If and to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the corporation. If Common Shares shall be issued as part of a unit with warrants or other rights, then the amount of consideration for the warrant or other right shall be deemed to be the amount determined in good faith at the time of issuance by the Board of Directors of the corporation. If the Board of Directors of the corporation shall not make any such determination, the consideration for the warrant or other right shall be deemed to be zero.

              (x) In case the corporation shall effect a reorganization, shall merge with or consolidate into another corporation, shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business or shall otherwise engage in any transaction whereby a "Change of Control", as defined in the Purchase Agreement, shall occur and, pursuant to the terms of such reorganization, merger, consolidation, disposition of assets or other transaction effecting a Change of Control, shares of stock or other securities, property or assets of the corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Shares, then each holder of Preferred Shares shall be given written notice from the corporation informing each holder of the terms of such reorganization, merger, consolidation, disposition of assets or other transaction effecting a Change of Control and of the record date thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and each holder of Preferred Shares, in addition to any other rights pursuant to the Purchase Agreement or the terms hereof, shall have the right thereafter to receive, upon conversion of such Preferred Shares, the number of shares or other securities, property or assets of the corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation, disposition of assets or other transaction effecting a Change of Control the number of Common Shares equal to the Conversion Rate applicable to such shares immediately prior to such event, multiplied by such number of shares as may be converted. The provisions of this subsection 3(b)(x) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets or other transactions effecting a Change of Control.

              (xi) If a purchase, tender or exchange offer is made to and accepted by the holders of more than 20% of the outstanding Common Shares, the corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person or engage in any transaction which will have the effect of increasing the equity ownership of such person in the corporation by more than one percent (1%), unless prior to the consummation thereof each holder of Preferred Shares shall have been given a reasonable opportunity then to elect to receive, upon conversion of the Preferred Shares then held by such holder, either the stock, securities, cash or assets then issuable with respect to the Common Shares or the stock, securities, cash or assets issued to previous holders of the Common Shares in accordance with such offer, or the equivalent thereof.

              (xii) The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the corporation, for the purposes of this subsection 3(b).

              (xiii) If a state of facts shall occur which, without being specifically controlled by the provisions of this subsection 3(b), would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles of such provisions, then the Board of Directors of the corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

              (xiv) Anything herein to the contrary notwithstanding, no adjustment in a Conversion Rate shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent (1%) in such rate; and further provided that no adjustment in the Conversion Rate shall be made with respect to (i) any option issued to any employee or director of the corporation or any options or shares issued pursuant to a dividend reinvestment plan or employee stock ownership or savings plans, (ii) any transaction pursuant to which Common Shares are issued and sold or issuable pursuant to any warrants, options, other rights or Convertible Securities and the difference between the Consideration received or to be received for such Common Shares (including any consideration paid or given to purchase any warrant, option, other right or Convertible Security) and the fair market value of such Common Shares on the date of such sale or issuance is less than $10,000,000, or (iii) any transaction pursuant to which Common Shares are issuable for other than cash and the Board of Directors has made a good faith determination that the consideration received for such Common Shares is equal to the fair market value of such Common Shares; provided, however, that any adjustment which by reason of this subsection 3(b)(xiv) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

              (xv) All calculations under this subsection 3(b) shall be made to the nearest one-thousandth of a share.

              (xvi) Whenever a Conversion Rate shall be adjusted pursuant to this subsection 3(b), the corporation shall forthwith obtain, and cause to be delivered to each holder of Preferred Shares, a certificate signed by the principal financial or accounting officer of the corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the corporation determined the fair value of any consideration other than cash pursuant to subsection 3(b)(ix)) and specifying the new Conversion Rate. In the case referred to in subsection 3(b)(x), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Preferred Shares after giving effect to the provisions of such subsection (b)(x).

         (c) RESERVATION AND VALIDITY OF COMMON SHARES. The corporation covenants and agrees that all Common Shares which may be issued upon the exercise of the rights represented by each Preferred Share will, upon issuance, be legally and validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof except to the extent created by a holder thereof and without limiting the generality of the foregoing, the corporation agrees that it will from time to time take all such action as may be required to assure that the par value per share of the Common Shares is at all times equal to or less than the consideration which would then be deemed to be received by the corporation for the issuance of such Common Shares pursuant to the exercise of any conversion rights relating to the Preferred Shares. The corporation further covenants and agrees that during the period within which the rights represented by the Preferred Shares may be exercised, the corporation will at all times have authorized and reserved a sufficient number of its Common Shares to provide for the exercise of the rights represented by the Preferred Shares and will at its expense expeditiously upon each registration of shares use its best efforts to procure the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Shares are then listed.

         (d) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Preferred Shares. If, upon the conversion of any Preferred Shares as an entirety, the holder would, except for the provisions of this subparagraph, be entitled to receive a fractional Common Share, then an amount equal to such fractional share multiplied by the "fair market value" of a Common Share shall be paid by the corporation in cash to such holder.

         (e) "FAIR MARKET VALUE"; "CURRENT MARKET PRICE". Whenever Common Shares of the corporation shall be regularly traded in any market, the "fair market value" of the Common Shares shall be deemed to mean the closing sales price of Common Shares on the principal national securities exchange on which the Common Shares may at any time be listed, or, if there shall have been no sales on any such exchange on such day, the average of the bid and asked prices at the end of such day, or, if the Common Shares shall not be so listed, the average of the high bid and low asked prices in the over-the-counter market on such day as reported on NASDAQ (if so quoted) or by the National Quotation Bureau, Inc., or, if not so traded, as determined in good faith by or pursuant to the directions and authorization of the Board of Directors of the corporation, in each such case as of the business day prior to the day as of which "fair market value" is being determined. The term "Current Market Price" per share of Common Shares at any date shall for purposes of this Section 3 be deemed to be the average of the "fair market value" of the Common Shares for the 10 consecutive business days immediately preceding the day in question.


         (f)  NOTICE OF CAPITAL CHANGES.  In case:

              (i) the corporation shall declare a dividend on its Common Shares payable in shares of its capital stock or Convertible Securities or payable otherwise than out of earnings or surplus (other than capital surplus); or

              (ii) the corporation shall authorize the issuance to all holders of its Common Shares of options or warrants or other rights to subscribe for or purchase its Common Shares, Convertible Securities, or any subscription rights or warrants; or

              (iii) the corporation shall authorize the distribution to all holders of its Common Shares of evidences of its indebtedness or other property (other than cash dividends paid out of earnings or surplus (other than capital surplus)), all determined in accordance with generally accepted accounting principles; or

              (iv) the corporation shall fix a record date for approval of any subdivision, combination, recapitalization or reclassification of its Common Shares, or of any consolidation or merger to which the corporation is a party and for which approval of any shareholders of the corporation is required, or of the sale, transfer or other disposition of all or substantially all of the assets of the corporation, or any other transaction whereby a Change of Control may be effected; or

              (v) the corporation shall fix a record date for approval of the voluntary or involuntary dissolution, liquidation or winding up of the corporation; then, in each of said cases, the corporation shall give the holders of Preferred Shares written notice, by registered mail, postage prepaid, of the date of which (A) a record shall be taken for such dividend, distribution or subscription rights or (B) such subdivision, combination, recapitalization, reclassification, consolidation, merger, sale, transfer, disposition, dissolution, liquidation, winding up or other transaction effecting a Change of Control shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such subdivision, combination, recapitalization, reclassification, consolidation, merger, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least ten days prior to the action in question and not less than ten days prior to the record date in respect thereof.

              (g) TRANSFER TAXES. The issuance of shares or certificates for Common Shares upon the conversion of Preferred Shares shall be made without charge to the converting holder of record of such Preferred Shares for any tax in respect of the issuance of such shares or certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by the holder of record of such Preferred Shares; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of any such shares or certificate in a name other than that of the holder of record of the Preferred Shares converted, and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

4.  REDEMPTIONS.

    (a) The corporation shall redeem, to the extent permitted by law, on July 22, 1998 (the "Maturity Date") all of the Preferred Shares then outstanding on the close of business on such date. Such redemption shall be at a redemption price equal to the sum of $38.00 per share, plus accrued and unpaid dividends thereon.

    (b) On or after July 22, 1993, the Preferred Shares at the time outstanding may be redeemed by the corporation, in whole or in part, at the option of the corporation expressed by a resolution of its Board of Directors, at any time and from time to time at a redemption price per share equal to the percentage set forth below opposite the period in which such redemption occurs multiplied by $38.00, plus accrued and unpaid dividends thereon to the date fixed for redemption:

    Period                           Redemption Premium

    July 22, 1993 through July 21, 1994     103.625%
    July 22, 1994 through July 21, 1995     102.900
    July 22, 1995 and thereafter            100.000

    (c) In addition to the rights of the corporation to redeem Preferred Shares pursuant to subsections 4(a) or (b), the holders of Preferred Shares shall have the right to require the corporation to redeem Preferred Shares in the manner and for the redemption price specified in Section 9 of the Purchase Agreement.

    (d) If pursuant to subsections 4(a) or (b), the corporation shall redeem any Preferred Shares, the corporation shall give written notice of such redemption to each holder of record of Preferred Shares to be redeemed not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption, by certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the corporation. Such notice shall (i) state that the corporation has elected or is required to redeem such shares, (ii) state the date fixed for redemption, (iii) state the amount payable on redemption, (iv) state that the shares called for redemption are convertible until the close of business on the day preceding the date fixed for redemption and (v) call upon such holder to surrender to the corporation on or after said date at its principal place of business designated in such notice, a certificate or certificates representing the number of Preferred Shares to be redeemed in accordance with such notice. On or after the date fixed in such notice for redemption or on or after the date on which the corporation shall be required to redeem Preferred Shares in accordance with the provisions of the Purchase Agreement, each holder of Preferred Shares to be so redeemed shall present and surrender the certificate or certificates for such shares to the corporation at the place designated by the corporation and thereupon the redemption price of such shares shall be paid to, or to the order of, in immediately available funds, the person whose name appears on such certificate or certificates as the owner thereof. From and after the date fixed as the date for redemption, unless default shall be made by the corporation in providing for the payment of the redemption price pursuant to such notice, all rights of the holders of the Preferred Shares so redeemed, except the right to receive the redemption price (but without interest thereon) shall cease and terminate; provided, however, that on or before the date fixed for redemption, the corporation shall deposit with a bank or trust company having a capital stock and surplus of at least $50,000,000 to be applied to the redemption of the Preferred Shares so called for redemption, an amount sufficient to redeem all such shares upon the date specified in the notice for redemption. Any moneys so deposited which remain unclaimed at the end of three years from the date of such deposit shall be repaid to the corporation, but the corporation shall remain obligated to make payment thereof to the holders of such shares entitled thereto (subject to any applicable escheat or similar laws). If less than all of the outstanding shares of a series of Preferred Shares are to be redeemed, such shares of such series as are to be redeemed shall be allocated among the holders thereof in proportion to the respective numbers of shares of such series held by them.

    (e) Any Preferred Shares redeemed by the corporation shall be retired and shall not be reissued and the corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Preferred Shares.

    FIFTH: The number of directors of the corporation shall be fixed from time to time by its Regulations and may be increased or decreased as therein provided, but the number of directors shall in no event be fixed at less than nine. The board of directors shall be divided into three classes, as nearly equal in number as the then fixed number of directors permits, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1984, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At the annual meeting of shareholders in 1985 and at each annual meeting of shareholders thereafter, the successors to that class of directors whose term then expires shall be elected to hold office for a term expiring at the third succeeding annual meeting. In the event of any increase in the number of directors of the corporation, the additional directors shall be similarly classified in such a manner that each class of directors shall be as equal in number as possible. In the event of any decrease in the number of directors of the corporation, such decrease shall be effected in such a manner that each class of directors shall be as equal in number as possible.

    SIXTH: 1. (a) In addition to any affirmative vote required by law or by these Amended Articles, and except as otherwise expressly provided in paragraph 2 of this Article Sixth:

                   (1) any merger or consolidation of the corporation or of any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined) or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                   (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or of any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

                   (3) the issuance or transfer by the corporation or by any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or of any Subsidiary to any Interested Shareholder or to any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

                   (4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                   (5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or of any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

    shall require the affirmative vote of the holders of at least 80% of the then outstanding Common Shares and Voting Preferred Shares of the corporation entitled to a vote (the "Voting Shares"), voting as a single class at a meeting of shareholders called for such purpose. Such affirmative vote shall be required notwithstanding that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         (b) The term "Business Combination" as used in this Article Sixth shall mean any transaction referred to in any one or more of clauses
         (1) through (5) of subparagraph (a) of this paragraph 1.

    2. The provisions of paragraph 1 of this Article Sixth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and by any other provision of these Amended Articles, if all of the conditions specified in either of the following subparagraphs (a) or (b) are met:

         (a) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined) of the corporation; provided, however, that such approval shall be effective only if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

         (b)  All of the following conditions shall have been met:

              (1) The aggregate amount of (x) cash and (y) Fair Market Value (determined as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest amount determined under subclauses (A), (B) and (C) below:

                   (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any Common Share acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

                   (B) the Fair Market Value per Common Share on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher; and

                   (C) the price per Common Share equal to the Fair Market Value per Common Share determined pursuant to subparagraph
                   (b)(1)(B) above, multiplied by the ratio of (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any Common Share acquired by it within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per Common Share on the first day in such two-year period on which the Interested Shareholder acquired any Common Share.

              (2) The aggregate amount of (x) cash and (y) Fair Market Value (determined as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share by holders of any class of Preferred Shares shall be at least equal to the highest amount determined under subclauses (A), (B), (C) and (D) below:

                   (A) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fee, if any) paid by the Interested Shareholder for any shares of such class of Preferred Shares acquired by it (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

                   (B) the highest preferential amount per share to which the holders of such class of Preferred Shares would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation regardless of whether the Business Combination to be consummated constitutes such an event;

                   (C) the Fair Market Value per share of such class of Preferred Shares on the Announcement Date or on the Determination Date, whichever is higher; and

                   (D) the price per Preferred Share equal to the Fair Market Value per share of such class of Preferred Shares determined pursuant to subparagraph (b)(2)(C) above, multiplied by the ratio of (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees, if any) paid by the Interested Shareholder for any shares of such class of Preferred Shares acquired by it within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of such class of Preferred Shares on the first day in such two-year period on which the Interested Shareholder acquired any share of such class of Preferred Shares.

              The provisions of this subparagraph (b)(2) shall be required to be met with respect to every class of outstanding Preferred Shares, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Preferred Shares.

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              (3)  The consideration to be received by holders of Common Shares or of a particular class of Preferred Shares shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of each such class of Common Shares or Preferred Shares, respectively. If the Interested Shareholder has paid for shares of any class of Common Shares or Preferred Shares, respectively, with varying forms of consideration, the form of consideration for such class shall be either cash or that form used to acquire the largest number of shares of such class previously acquired by the Interested Shareholder.

              (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
              Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on outstanding Preferred Shares; (B) except as approved by a majority of the Continuing Directors, there shall have been (i) no reduction in the annual rate of dividends paid on Common Shares (except as necessary to reflect any subdivision of the Common Shares); and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Common Shares; and (C) such Interested Shareholder shall not have become the beneficial owner of any additional Common or Preferred Shares of the corporation except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder. The approval by a majority of the Continuing Directors of any exception to the requirements set forth in clauses (A) and (B) above shall be effective only if obtained at a meeting at which a Continuing Director Quorum is present.

              (5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance

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

              or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

              (6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions amending or replacing such Act, rules or regulations) shall be mailed to all shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations or subsequent provisions).

    3.   For the purposes of this Article Sixth:

         (a) The term "person" shall mean any individual, firm, partnership, corporation or other entity.

         (b) The term "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or of any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

              (1) is the beneficial owner (as hereinafter defined) of 10% or more of the outstanding Voting Shares; or

              (2) is an Affiliate (as hereinafter defined) of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the outstanding Voting Shares; or

              (3) is an assignee of or has otherwise succeeded to any outstanding Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not

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

              involving a public offering within the meaning of the Securities Act of 1933.

         (c)  A person shall be deemed the "beneficial owner" of any Voting
              Shares:

              (1) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

              (2) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

              (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

         (d) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (b) of this paragraph 3, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of subparagraph (c) of this paragraph 3 but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (e) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on March 1, l984.

         (f) The term "Subsidiary" means any corporation of which a majority of any class of equity

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

         security is owned, directly, or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (b) of this paragraph 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

         (g) The term "Continuing Director" means any member of the board of directors of the corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is either recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall be effective only if made at a meeting at which a Continuing Director Quorum is present.

         (h) The term "Continuing Director Quorum" means that number of Continuing Directors constituting at least two-thirds of the whole authorized number of directors of the corporation, but in any event not fewer than six Continuing Directors, capable of exercising the powers conferred upon them under the provisions of these Amended Articles or the Amended Regulations of the corporation or by law.

         (i) The term "Fair Market Value" means: (1) in the case of shares, the highest closing sale price of a share during the 30-day period immediately preceding the date in question on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if the sale price of such share is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such shares are not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such shares are listed, or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to a share during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are

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

         available, the fair market value on the date in question of such share as determined by the board of directors of the corporation in good faith; and (2) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall be effective only if made at a meeting at which a Continuing Director Quorum is present.

         (j) The term "Common Shares" shall mean Common Shares of the corporation or, where appropriate for purposes of subparagraph (b) of paragraph 2 of this Article Sixth, of Cincinnati Bell Inc. prior to July 1, 1983.

         (k) The term "Preferred Shares" shall mean Voting Preferred Shares, Non-Voting Preferred Shares and any other class of Preferred Shares which may from time to time be authorized in or by these Amended Articles and which by the terms of its issuance is specifically designated "Preferred Shares" for purposes of this Article Sixth.

         (l) In the event of any Business Combination in which the corporation survives, the phrase "consideration, other than cash, to be received " as used in subparagraphs (b)(1) and (2) of paragraph 2 of this Article Sixth shall include Common Shares and/or any other Voting Shares retained by the holders of such shares.

    4. Nothing contained in this Article Sixth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    5. Notwithstanding any other provisions of these Amended Articles or the Amended Regulations of the corporation (and notwithstanding that a lesser percentage may be specified by law, these Amended Articles or the Amended Regulations of the corporation), the affirmative vote of the holders of at least 80% of the then outstanding Voting Shares, voting as a single class at a meeting of shareholders called for such purpose, shall be required to amend or repeal, or adopt any provisions of these Amended Articles inconsistent with, this Article Sixth; provided, however, that if the board of directors of the corporation has recommended such amendment, repeal or adoption, and if, as of the record date for the

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

    determination of shareholders entitled to vote thereon, no person is known by the board of directors to be an Interested Shareholder, then the affirmative vote of the holders of only two-thirds of the then outstanding Voting Shares, voting as a single class at a meeting of shareholders called for such purpose, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Sixth.

     SEVENTH: The corporation, by action of the board of directors and without action by the shareholders, may purchase its shares of any class for the purposes and to the extent permitted by law.

     EIGHTH: Notwithstanding any provision of the General Corporation Law of Ohio now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes equals or to distribute his votes on the same principle among two or more candidates.

      NINTH: These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.



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